410 N. Michigan Ave. Chicago, Illinois 60611, U.S.A

News Announcement
For Immediate Release

Exhibit 99.1

Oil-Dri Announces Appointment of Patti Schmeda to its Board of Directors
and Declares Quarterly Dividends

CHICAGO—(March 22, 2023)— Oil-Dri Corporation of America (NYSE: ODC) announced that effective March 22, 2023, Patti Schmeda has been appointed to its Board of Directors.

"I am pleased to welcome Patti Schmeda to our Board of Directors as an independent director," said Daniel S. Jaffee, Chairman, President and Chief Executive Officer of Oil-Dri. “With over 30 years of experience and leadership in information technology (“IT”), Patti will provide a new perspective to our Board and guide us through IT related strategies and opportunities as we grow our business and enhance our cybersecurity practices.”

Patti Schmeda currently serves as Global Chief Information Officer at Wahl Clipper Corporation where she leads all strategies and efforts related to information technology focused on enterprise solutions, business intelligence, and cybersecurity framework. Previously, Ms. Schmeda was the Chief Information Officer & Vice President of Information Technology at Elkay Manufacturing Company from 2010 to July 2022. Prior to this, Ms. Schmeda held a number of leadership positions over a period of 11 years at A. M. Castle & Co. culminating in Vice President of Information Technology & Chief Information Officer. Her earlier career includes numerous roles in the IT discipline.

Ms. Schmeda graduated from University of Illinois Chicago with a Bachelor of Arts in Economics and earned a Master of Business Administration in Operations and Logistics from Benedictine University in Lisle, Illinois. She is a member of the CIO Professional Network, an executive volunteer for i.c. stars, and a volunteer mentor at WOMEN Unlimited, Inc. Ms. Schmeda brings to the Board strong qualifications in information technology, digital transformations, enterprise project management, and cybersecurity governance.

Oil Dri’s Board of Directors also declared quarterly cash dividends of $0.28 per share of the Company’s Common Stock and $0.21 per share of the Company’s Class B Stock.

The dividends declared will be payable on May 26, 2023 to stockholders of record at the close of business on May 12, 2023. The Company has paid cash dividends continuously since 1974 and has increased dividends annually for nineteen consecutive years.

Leslie A. Garber
Investor Relations Manager
InvestorRelations@oildri.com
(312) 321-1515

The Company expects to release earnings for its third quarter of fiscal 2023 after the close of the U.S. stock market on Thursday, June 8, 2023 and to host an earnings discussion via webcast on Friday, June 9, 2023. Participation details will be posted on the Events page of the Company’s website approximately one week prior to the call.

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Oil-Dri Corporation of America is a leading manufacturer and supplier of specialty sorbent products for the pet care, animal health and nutrition, fluids purification, agricultural ingredients, sports field, industrial and automotive markets. Oil-Dri is vertically integrated which enables the Company to efficiently oversee every step of the process from research and development to supply chain to marketing and sales. With over 80 years of experience, the Company continues to fulfill its mission to Create Value from Sorbent Minerals. To learn more about the Company, visit oildri.com.

Category: Dividends

Contact:
Leslie A. Garber
Manager of Investor Relations
Oil-Dri Corporation of America
InvestorRelations@oildri.com
(312) 321-1515
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Leslie A. Garber
Investor Relations Manager
InvestorRelations@oildri.com
(312) 321-1515